                                                                    Exhibit 99.1

For Immediate Release
---------------------
August 16, 2005

                  NORDSTROM SECOND QUARTER EARNINGS INCREASE 39 PERCENT
                  -----------------------------------------------------

   SEATTLE - August 16, 2005 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $148.9 million, or $0.53 per diluted share, for the second quarter ended July 30, 2005. For the same period last year, net earnings and earnings per diluted share were $106.9 million and $0.37, respectively.

Total sales for the second quarter of 2005 increased 7.8 percent, to $2.1 billion, compared to sales of $2.0 billion in the same period last year. Second quarter same-store sales increased 6.2 percent.

SECOND QUARTER HIGHLIGHTS
   Earnings increased 39 percent in the second quarter compared to the same quarter last year, ahead of company expectations. Results reflect ongoing merchandise execution, inventory productivity and expense management improvements. The company continues to focus on providing a differentiated shopping experience and delivering superior long-term financial performance.

   - Same-store sales were better than the company's plan, increasing 6.2 percent for the quarter. Regular price selling was strong throughout the quarter and the initial response to fall merchandise was favorable.

   - Gross profit, as a percent of sales, increased 110 basis points due to strong sell through and a lower markdown rate compared to the prior year.

   - Disciplined expense management, combined with higher than plan sales, resulted in a 120 basis point reduction in selling, general and administrative expenses on a percent to sales basis.

FULL YEAR RESULTS
   Year-to-date net earnings increased 44 percent to $253.5 million for the period ended July 30, 2005, compared to net earnings of $175.6 million for the same period last year. Earnings per share for the same periods were $0.91 and $0.62, respectively.

   Year-to-date total sales increased 7.8 percent to $3.8 billion compared to prior year sales of $3.5 billion. Same-store sales increased 6.2 percent.

EXPANSION UPDATE
   No new stores were opened during the second quarter. Throughout the remainder of the year, the company plans to open three full-line stores.
Stores will open in San Antonio, Texas at The Shops at La Cantera on September 16th and in Irvine, Calif. at The Irvine Spectrum on September 30th. The final opening of the year will be on November 11th in Dallas, Texas at NorthPark Center. Gross square footage for the year is expected to increase approximately 3.4 percent, from 19,397,000 to 20,048,000.

QUARTERLY DIVIDEND
   The company's Board of Directors has approved a quarterly dividend of $0.085 per share, payable on September 15, 2005, to shareholders of record on August 31, 2005.

SHARE REPURCHASE
   Nordstrom repurchased approximately 917,000 shares of common stock during the second quarter for a total of $26 million. This did not materially impact earnings per share for the quarter, as the impact on weighted average shares outstanding was insignificant.

2005 OUTLOOK
   For the fiscal year ending January 28, 2006, the company is raising its prior earnings per share outlook of $1.70-$1.75 to $1.80-$1.90. This represents a 30 to 38 percent increase over the prior year. For the third quarter, the company expects three to five percent same-store sales growth and earnings per share in the range of $0.30-$0.35.

CONFERENCE CALL INFORMATION
   Company management will be hosting a conference call and webcast to discuss second quarter results at 5:00p.m.(ET) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 800-835-4610. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 152 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 95 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 32 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

   Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, changes in government or regulatory requirements and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

                                 NORDSTROM, INC.
                CONSOLIDATED STATEMENTS OF EARNINGS - 2nd Quarter
                -------------------------------------------------
    (unaudited; amounts in thousands, except per share data and percentages)

                                       Quarter    % of sales(1)  Quarter     % of sales
                                         ended    (except as       ended     (except as
                                       7/30/05     indicated)     7/31/04     indicated)
                                        ------     ---------      ------      ---------
Net sales                           $2,106,438       100.0%    $1,953,480       100.0%
Cost of sales and related buying
  & occupancy costs                 (1,347,515)      (64.0%)   (1,270,892)      (65.1%)
                                     ---------                  ---------
Gross profit                           758,923        36.0%       682,588        34.9%
Selling, general and administrative
   expenses                           (551,196)      (26.2%)     (536,233)      (27.4%)
                                      --------                   --------
Operating income                       207,727         9.9%       146,355         7.5%
Interest expense, net                  (10,904)       (0.5%)      (14,091)       (0.7%)
Other income including
   finance charges, net                 44,970         2.1%        43,002         2.2%
                                      --------                   --------
Earnings before income taxes           241,793        11.5%       175,266         9.0%
Income tax expense                     (92,875)      (38.4%)(2)   (68,351)      (39.0%)(2)
                                      --------                   --------
Net earnings                          $148,918         7.1%      $106,915         5.5%
                                      ========                   ========
Earnings per share
     Basic                              $ 0.54                     $ 0.38
     Diluted                            $ 0.53                     $ 0.37

ADDITIONAL DATA
---------------
Weighted average shares outstanding

     Basic                             273,379                    281,469
     Diluted                           279,169                    286,994




(1)Subtotals and totals calculated as a percentage of net sales.

(2)Percent of earnings before income taxes.

                                 NORDSTROM, INC.
                CONSOLIDATED STATEMENTS OF EARNINGS - Year-to-Date
                --------------------------------------------------
    (unaudited; amounts in thousands, except per share data and percentages)

                                  Year-to-Date    % of sales(1) Year-to-Date     % of sales
                                         ended    (except as           ended     (except as
                                       7/30/05     indicated)        7/31/04     indicated)
                                        ------     ---------          ------      ---------
Net sales                           $3,760,912       100.0%       $3,488,970       100.0%
Cost of sales and related buying
  & occupancy costs                 (2,393,680)      (63.6%)      (2,243,824)      (64.3%)
                                     ---------                     ---------
Gross profit                         1,367,232        36.4%        1,245,146        35.7%
Selling, general and administrative
   expenses                         (1,016,618)      (27.0%)        (988,967)      (28.4%)
                                      --------                      --------
Operating income                       350,614         9.3%          256,179         7.3%
Interest expense, net                  (23,543)       (0.6%)         (50,775)       (1.5%)
Other income including
   finance charges, net                 87,702         2.3%           82,489         2.5%
                                      --------                      --------
Earnings before income taxes           414,773        11.0%          287,893         8.3%
Income tax expense                    (161,317)      (38.9%)(2)     (112,251)      (39.0%)(2)
                                      --------                      --------
Net earnings                          $253,456         6.7%         $175,642         5.0%
                                      ========                      ========
Earnings per share
     Basic                              $ 0.93                        $ 0.63
     Diluted                            $ 0.91                        $ 0.62

ADDITIONAL DATA
---------------
Weighted average shares outstanding

     Basic                             273,225                       279,844
     Diluted                           278,832                       285,481

Investor Contact:                     Media Contact:
Stephanie Allen, 206-303-3262         Deniz Anders, 206-373-3038


(1)Subtotals and totals calculated as a percentage of net sales.

(2)Percent of earnings before income taxes.